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                                                                   EXHIBIT 10.72



                            NONCOMPETITION AGREEMENT

        This Noncompetition Agreement (the "Agreement") is entered into and effective as of July 6, 1998 ("Effective Date") by and between CP CLARE CORPORATION, a Massachusetts Corporation ("Clare") and DENNIS COCCO ("Cocco") with reference to the following facts.

                                    RECITALS

        A. Immediately prior to the Effective Date, Cocco was an approximately 83% shareholder and president of Micronix Integrated Systems, Inc. ("Micronix"), a California corporation.

        B. On the Effective Date, Clare Micronix became a wholly owned subsidiary of Clare by merger with a subsidiary of Clare (the "Transaction").

        C. In order to protect the value of the business operations of Clare and the goodwill of Micronix acquired by Clare in the Transaction, Clare desires, and Cocco agrees to, the terms and conditions of this Agreement.

        NOW THEREFORE, the parties agree as follows:

SECTION 1.  DEFINED TERMS.

        1.1 ENGAGE IN COMPETITIVE ACTIVITIES. For purposes of this Agreement "Engage in Competitive Activities" shall mean:

            (i) to engage in any aspect, directly or indirectly, of any Competitive Activities;

            (ii) to render any activities to any individual or entity engaged in Competitive Activities, including without limitation, as an employee, consultant, adviser or independent contractor; or

            (iii) to become involved, interested in or affiliated with any individual or entity engaged in Competitive Activities, in any capacity, including, without limitation, as a partner, shareholder, joint venturer, lender, guarantor, surety or principal.

        1.2 COMPETITIVE ACTIVITIES. For purposes of this Agreement, "Competitive Activities" shall mean activities substantially the same as any business or activity conducted by Clare during the time the obligations of Cocco under this Agreement are applicable, including, without limitation, activities actively contemplated by Clare, demonstrated by discussions by Clare in Board of Director meetings or Executive Management Team meetings; provided, however, if the obligations of Cocco are applicable after the termination of Cocco's relationship with Clare, Competitive Activities shall be limited to activities, including contemplated activities, during the 12 month period prior to the date of termination.

        1.3 SERVICE AREA. For purposes of this Agreement, "Service Area" shall mean the United States of America.



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SECTION 2.  CONSIDERATION.

        2.1 AMOUNT. Cocco acknowledges and agrees that this Agreement is a condition of Clare's payment of the purchase price for the acquisition of Micronix in the Transaction. In addition, Clare shall pay to Cocco the sum of $1,250,000 in consideration of this Agreement, in five equal annual allotments of $250,000. Each annual allotment shall be paid to Cocco in substantially equal installments in accordance with the Company's payroll practices for its executives, and commencing on the first payroll payment date after the Effective Date (collectively, the "Periodic Payments"). Payment shall be made, if, during the period commencing on the Effective Date until the date of payment, Cocco remains in compliance with the terms of this Agreement.

        2.2 PAYMENT TERMINATION.

        (a) No Periodic Payments to Cocco shall be made after the date of Cocco's termination of employment with Clare, in the event that termination occurs as a result of any one of the following:

            (i) resignation of Cocco (except as provided in Section 2.2(c)); or

            (ii) termination of Cocco's employment by Clare for Good Cause (as defined in Cocco's employment agreement with Clare in effect from time to time).

        (b) Periodic Payments to Cocco shall be made for a period of 18 months after the date of Cocco's termination of employment with Clare, in the event that termination occurs as a result of Performance Cause (as defined in Cocco's employment agreement with Clare in effect from time to time).

        (c) Periodic Payments to Cocco shall be made for the same period he is to receive base salary payments following the date of Cocco's termination of employment with Clare for Good Reason following a Change in Control (pursuant to Cocco's employment agreement with the Clare in effect from time to time).

        (d) In the event that Cocco's termination of employment with Clare occurs for reasons other than referenced in Section 2.2(a), (b) and (c), Periodic Payments shall be made to Cocco if Cocco remains in compliance with the terms of this Agreement.

SECTION 3. NONCOMPETITION AFTER EFFECTIVE DATE.

        During the five-year period after the Effective Date, Cocco shall not Engage in Competitive Activities within the Service Area, except as an employee of or contractor to Clare.

SECTION 4. NONCOMPETITION AFTER TERMINATION.

        If Cocco's employment is terminated by Clare or if Cocco resigns from employment with Clare, in either case for any reason, Cocco shall not Engage in Competitive Activities within the Service Area during the period ending on the later of (a) the five year period following the Effective Date as set forth in
Section 3 or (b) one year after the date of termination.

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SECTION 5. OWNERSHIP OF SECURITIES.

        Notwithstanding anything to the contrary in this Agreement,(Error! Bookmark not defined.)(Error! Bookmark not defined.)(Error! Bookmark not defined.), this Agreement shall not prohibit Cocco from owning, directly or indirectly, solely as an investment, securities of any entity Engaged in Competitive Activities which are traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System so long as (i) Cocco is not a controlling party, or a member of a group which controls the entity Engaged in Competitive Activities, and (ii) Cocco does not, directly or indirectly, own five percent or more of any class of securities of such entity.

SECTION 6. REMEDIES AND INJUNCTIVE RELIEF.

        The parties agree that any breach of this Agreement would cause irreparable injury to Clare which cannot be adequately compensated in monetary damages. Therefore, Clare shall have, in addition to (and not in lieu of) other rights and remedies available, the right to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction by way of an injunction or other legal equitable relief. Injunctive relief shall be available pursuant to Section 526 of the California Code of Civil Procedure and
Section 3422 of the California Civil Code (as either section may from time to time be amended or renumerated) in addition to any other rights and remedies Clare may have.

SECTION 7. SEVERABILITY

        It is understood and agreed by the parties that the provisions of this Agreement are reasonable and valid as to time, geographic area, scope of business and in all other respects, and that such provisions are properly required for the adequate protection of the business of Clare. If any court of competent jurisdiction or arbitration panel shall refuse to enforce any or all of the restrictions because the time, commencement date, geographic area, or scope of business is deemed unreasonable, it is expressly understood and agreed that this Agreement shall not be void, but that for the purpose of such proceeding and in such jurisdiction, the restrictions contained in this Agreement shall be deemed to be reduced only to the extent necessary to permit enforcement of this Agreement.

SECTION 8. MISCELLANEOUS PROVISIONS

        8.1 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California, without regard to principles of conflicts of laws.

        8.2 WAIVER, MODIFICATION AND AMENDMENT. No amendment of, supplement to or waiver of any obligations under this Agreement will be enforceable or admissible unless set forth in a writing signed by both parties. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted shall apply solely to the specific instance expressly stated.

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        8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Clare and Cocco regarding the specific subject matter of this Agreement, and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

        8.4 NOTICES. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing, if to Cocco shall be copied to The Busch Firm, 2832 Dupont Drive, Irvine, CA 92612,
Attn.: Tim Busch, and shall be effective for all purposes upon receipt, by (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, or (iii) delivery by United States first class mail, postage prepaid. Either party may change its address by written notice to the other in the manner set forth above. Receipt of communications by United States mail will be sufficiently evidenced by return receipt. Other forms of delivery and transmittal shall be sufficiently evidenced by a written or printed record of receipt.

        8.5 ASSIGNMENT. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the parties.

        8.6 THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be construed to give any person other than the express parties to this Agreement, and their respective successors and permitted assigns, any benefits, rights or remedies.

        8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.8 CONSTRUCTION OF AGREEMENT. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

        8.9 ATTORNEYS' FEES. If any legal action or other proceeding is commenced which is related to this Agreement, the losing party shall pay the prevailing party's actual attorneys' fees and expenses incurred in the preparation for, conduct of or appeal or enforcement of judgment from the proceeding. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

        8.10 RIGHT TO OFFSET. Clare shall have the right to offset any amounts that may from time to time during the effective period of this Agreement be owed by Cocco or any Cocco Entities (as defined in the Agreement and Plan of Merger referenced below) to Clare pursuant to the terms of Paragraph 8.6 of the Agreement and Plan of Merger dated as of July 6, 1998 between Clare, a wholly

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owned subsidiary of Clare, Micronix, Cocco and the principal shareholders of
Micronix against amounts payable to Cocco under this Agreement.

        IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

CP CLARE CORPORATION

By:  ____________________________                   ____________________________
                                                    Dennis Cocco
Its: ____________________________


Address:                                               Address:

78 Cherry Hill Drive                                   4 Little Pond
Beverly, MA 01915-1048                                 Laguna Niguel, CA 92677

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